Exhibit 10.1

WAIVER AND RELEASE

This Waiver and Release (this “Release”) is executed by Andrea Darweesh (the “Executive”) and AMERICOLD LOGISTICS LLC, together with Americold Realty Trust and all subsidiaries of Americold Realty Trust, (the “Company”) pursuant to Section 7(d) of the Employment Agreement, dated as of January 23, 2018, by and between The Company and the Executive (the “Employment Agreement”). Capitalized terms used but not defined in this Release have the meanings given to them in the Employment Agreement.

1.    Separation. The Company and Executive agree that Executive’s employment with the Company shall end on the Effective Date, as defined herein.

2.    Separation Benefits. Provided Executive executes and complies with the terms and conditions of this Release, the Company will provide Executive with the following “Separation Benefits:”

a.    Severance Pay. Pursuant to Section 7(a) of the Employment Agreement, the Company will pay Executive Six Thousand Five Hundred Dollars and No Cents ($6,500.00) for accrued unpaid salary and unreimbursed business expenses, and any other employee benefits owed as payment for the Accrued Amounts (as defined in the Employment Agreement), in a lump sum within thirty (30) days following the Effective Date. Furthermore, pursuant to Section 7(b)(i) of the Employment Agreement, the Company will pay Executive the sum of Three Hundred Eighty Four Thousand Three Hundred and Seventy Five Dollars and No Cents ($384,375.00) less all applicable withholdings and deductions (the “Severance Pay”) payable starting on the sixtieth (60th) day following the Effective Date, as defined herein (but with the first payment being a lump sum payment covering all payment periods from the Effective Date through the date of such first payment), in substantially equal installments in accordance with the Company’s payroll practices during the 12 month period following the Effective Date (“Severance Period”), subject to reductions pursuant to Section 6(h) of the Employment Agreement.

b.    2019 Pro-Rated Bonus. Pursuant to Section 7(b)(ii) of the Employment Agreement, the Company will pay Executive a pro-rated bonus for fiscal year 2019, the amount of which shall, for the avoidance of doubt, (1) be based on achievement of Company performance metrics at the same level as is determined for all other Company executives, and (2) be determined as if annual bonuses for fiscal year 2019 are based 100% on Company performance metrics (consistent with the Company’s annual bonus plan for fiscal year 2018), less applicable withholdings and deductions (“2019 Pro-Rated Bonus”) payable at the time such annual bonus would otherwise be paid in accordance with Section 5(b) of the Employment Agreement.

c.    Accelerated Vesting of Restricted Stock Units. Pursuant to Section 7(b)(iv) of the Employment Agreement, 5,208 units of Executives unvested Restricted Stock Units will vest upon the Effective Date, as defined herein.

d.    Performance Stock Grant. Pursuant to Section 7(b)(iv) of the Employment Agreement, because Executive has been granted performance vesting awards, the vesting of which depends upon the satisfaction of one or more performance conditions, a prorated portion of Executive’s performance vesting awards shall remain outstanding and eligible to vest based on actual performance through the last day of the applicable performance period, based on the number of days during the applicable performance period that the Executive was employed. Any performance-vesting awards that are earned based on actual performance will vest and settle as provided in the applicable award agreement (which shall, for the avoidance of doubt, settle based on achievement of the performance metrics stated therein at the same level as all other Company executives with the same performance vesting awards). Based on the Effective Date, Executive’s prorated portion of the performance vesting awards that will remain outstanding and eligible to vest based on actual performance through the last day of the applicable performance period is 37.01% of Executive’s award.

e.    Health Benefits. Pursuant to Section 7(b)(iii) of the Employment Agreement, Executive is entitled to continued full participation in the Company’s health and welfare benefit programs (including participation in the executive benefit plan and full reimbursement for all health, dental and vision expenses, but excluding participation in the Company’s short- or long-term disability plans) during the Severance Period (for the avoidance of doubt, this continuation period shall run concurrently with any required continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”)); provided that the Company’s obligation to make any payment pursuant to this provision shall cease upon the date the Executive becomes eligible for coverage under the health plan of a future employer (regardless of whether the Executive elects such coverage) and the Executive shall promptly notify the Company of her eligibility for any such coverage.

f.    2018 Bonus. The Company will pay Executive her 2018 Bonus, which is equal to Two Hundred Ninety-Nine Thousand Eight Hundred and Twelve Dollars and Fifty Cents ($299,812.50) less all applicable withholdings and deductions (the “2018 Bonus”), payable at the time such annual bonus would otherwise be paid in accordance with Section 5(b) of the Employment Agreement.

g.    Accelerated Vesting of Stock Options. On the Effective Date, Fifty-Three Thousand (53,000) shares of Company common stock subject to the nonqualified stock option granted pursuant to the Stock Option Agreement dated September 9, 2016, by and between the Company and Executive (the “Option Award”), shall automatically and immediately vest. The portion of the Option Award that becomes vested in accordance with this Section 2(g) shall remain subject to the terms and condition of the Option Award and the equity incentive plan under which such award was granted.

h.    Attorneys’ Fees. Within thirty (30) calendar days of the Effective Date, the Company will pay Executive’s attorneys’ fees in the amount of Thirty Thousand Dollars and No Cents ($30,000.00) in a check made payable to Executive.

i.    Conditions Precedent. Executive acknowledges and agrees that her ongoing compliance with the terms and conditions of this Release is a condition precedent to the Company’s obligation to provide any Separation Benefits.

3.    Mutual Release.

a.    Executive Released Claims. In consideration of the payments and benefits to be provided to the Executive pursuant to this Release, the Executive, on behalf of the Executive and anyone claiming through the Executive, hereby fully and completely releases, acquits and forever discharges the Company, its affiliates and related entities, and each of their respective current and former employees, officers, trustees, directors, shareholders, partners, members, managers, agents, employee benefit plans and fiduciaries, insurers, attorneys, joint venture partners, transferees, successors and assigns (each a “Released Party” and collectively, the “Released Parties”), collectively, separately, and severally, of and from any and all claims, demands, damages, causes of action, debts, liabilities, controversies, judgments, and suits of every kind and nature whatsoever, foreseen, unforeseen, known or unknown, that arise out of or relate to the Executive’s employment or termination of employment with the Company and that the Executive has had, now has, or may have against the Released Parties (or any of them) at any time up to and including the date the Executive signs this Release, with the exception of the claims set forth in Section 4 below (the claims released in this Release are collectively referred to as the “Released Claims”). The Released Claims include all claims arising under any federal, state or local statute or ordinance, constitutional provision, public policy or common law, including Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Civil Rights Act of 1866, the Civil Rights Act of 1871, the Employee Retirement Income Security Act (with respect to unvested benefits), COBRA, the Americans with Disabilities Act, the Family and Medical Leave Act, the Georgia Equal Pay Act, and the Georgia Equal Employment for People with Disabilities Code, all as amended; all claims arising under discrimination laws, whistleblower laws and laws relating to violation of public policy, retaliation, or interference with legal rights; all claims for compensation of any type whatsoever, including claims for wages, bonuses, commissions, equity, vacation, sick leave, PTO and severance; all claims arising under tort, contract and/or quasi-contract law, including all claims arising under the Employment Agreement; and all claims for monetary or equitable relief, including attorneys’ fees, back pay, front pay, reinstatement, experts’ fees, medical expenses, costs and disbursements. The Executive hereby waives any right to seek or recover any individual relief (including any money damages, reinstatement, or other relief) in connection with any of the Released Claims through any charge, complaint, lawsuit, or other proceeding, whether commenced or maintained by the Executive or by any other person or entity, with the exception of any right to seek an award pursuant to Section 21F of the Securities Exchange Act of 1934.

b.    Company Released Claims. In consideration of the benefits provided to the Company under this Release, the Company, on behalf of itself and all of its predecessors, successors, transferees, assignors, and assigns, and anyone claiming by, through, or on behalf of them, hereby fully and completely releases, acquits and forever discharges Executive, her heirs, executors and assigns, of and from any and all claims, demands, damages, causes of action, debts, liabilities, controversies, judgments, and suits of every kind and nature whatsoever which the Company has had, now has, or may have against Executive based on information which is known by the Company’s General Counsel as of the day before the Effective Date (the “Company Released Claims”).

4.    Excluded Claims. The Released Claims do not include (a) any claims for vested benefits to which the Executive is entitled upon the termination of the Executive’s employment in accordance with the terms of the applicable benefit plans (for the avoidance of doubt, no term or provision under the Employment Agreement shall be deemed a benefit plan for purposes of this Release); (b) any claims related to acts, omissions or events occurring after the date this Release is signed by the Executive; (c) any right that the Executive may have to indemnification or insurance coverage under the Company’s organizational documents or any directors and officers insurance policy; (d) any claims that cannot legally be waived by private agreement.

5.    Covenant Not to Sue. Except as otherwise provided in Section 7 below, the Executive promises that the Executive will not file, instigate or participate in any proceeding against any of the Released Parties relating to any of the Released Claims. In the event that Executive breaches the covenant contained in this Section 5, Executive agrees to indemnify the Released Party for all damages and expenses, including attorneys’ fees, incurred by the Released Party in defending, participating in or investigating any matter or proceeding covered by this Section 5.

6.    Representations. The Executive represents and warrants that (a) the Executive has been properly paid for all hours worked and has received all wages, bonuses, vacation pay, expense reimbursements and any other sums due from the Company (with the exception of the Separation Benefits); (b) the Executive has returned all Company property in the Executive’s possession or control and has permanently deleted any Confidential Information stored on any electronic device, web- based email or other storage location not owned by the Company but within the Executive’s possession or control; (c) the Executive is not aware that she has suffered any work-related injury or occupational disease during the course of the Executive’s employment with the Company, which the Executive has not reported in writing to the Company; (d) the Executive has not filed any complaints, claims or actions against the Company or any other Released Party; and (e) the Executive has not assigned, transferred, conveyed or otherwise disposed of any Released Claims.

7.    Protected Rights/Permitted Disclosures. Nothing contained in this Release limits Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission or any other federal, state or local governmental agency or commission (collectively, “Government Agencies”), or prevents Executive from providing truthful testimony in response to a lawfully issued subpoena or court order. Further, this Release does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. Executive is hereby notified that under the Defend Trade Secrets Act: (a) no individual will be held criminally or civilly liable under federal or state trade secret law for disclosure of a trade secret (as defined in the Economic Espionage Act) that is: (i) made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law; or (ii) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and (b) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

8.    Mutual Non-Disparagement.

a.    To the fullest extent permitted by law, Executive agrees not to make, publish or communicate to any person or entity or in any public forum (including social media) at any time any defamatory or disparaging remarks, comments, or statements concerning the Company, its affiliates, or its respective officers, trustees, employees or products. The Company agrees to instruct its Section 16 officers and trustees not to publish or communicate to any person or entity or in any public forum (including social media) at any time any defamatory or disparaging remarks, comments, or statements concerning Executive.

b.    The Company agrees that its Form 8K filing regarding the termination of the Executive’s employment (the “Form 8K Filing”) will consist solely of the statement attached hereto as Exhibit A. Executive and the Company agree to, and the Company agrees to instruct its Section 16 officers, and trustees to, respond to any questions regarding Executive’s separation from employment with nothing more than the statement attached hereto as Exhibit B or words to the same effect. On the date of the Form 8K Filing, the Company’s Corporate Communications department will make an internal and external announcement regarding the termination of the Executive’s employment, which will consist solely of the statement attached hereto as Exhibit B. Notwithstanding the foregoing, nothing herein shall prevent either the Executive or any of the Company’s officers, directors, or trustees from testifying truthfully in any legal or administrative proceeding where such testimony is compelled or requested, or from otherwise complying with applicable legal requirements.

9.    Other Post-Effective Date Matters. At a time mutually agreed upon between the Company and Executive that is during regular business hours and within two (2) business days of the Form 8K Filing, the Company shall permit Executive to return to the Company’s premises for a period of two (2) hours to gather her personal belongings, say goodbye to her colleagues at the Company, and deliver Girl Scout cookies ordered by Company employees. Additionally, the Company agrees not to take any retaliatory action against Executive or any Company employee in response to any lawful and non-business-related communications between Executive and Company employees that do not violate the terms of this Release providing Executive does not interfere with the operations of the Company.

10.    Effective Date. This Release shall become effective on the date on which the Executive has signed it (the “Effective Date”).

11.    General Provisions. The Released Parties expressly deny that they have any liability to the Executive, and this Release is not to be construed as an admission of any such liability. This Release is to be construed under the laws of the State of Georgia. This Release constitutes the entire agreement between the Executive and the Company with respect to the issues addressed in this Release. Both parties represent that they are not relying on any other agreements or oral representations not fully expressed in this Release. This Release may not be modified except in writing signed by the Executive and an authorized Company representative. The headings in this Release are for reference only, and do not in any way affect the meaning or interpretation of this Release. As used herein, the phrase “including” means “including, but not limited to” in each instance. “Or” is used in the inclusive sense of “and/or”. As used herein, the plural includes the singular, and the singular includes the plural: Use of the plural, or the singular, as the case may be, throughout this Release shall be construed to give this Release a broader meaning and scope, rather than a narrower one. Should any part of this Release be found to be void or unenforceable by a court of competent jurisdiction or Government Agency, such determination will not affect the remainder of this Release. A facsimile or scanned (e.g., .PDF, .GIF, etc.) signature shall be deemed to be an original.

ACCEPTED AND AGREED BY:	ACCEPTED AND AGREED BY:

/s/ Andrea Darweesh	/s/ Fred Boehler
ANDREA DARWEESH	FRED BOEHLER, PRESIDENT AND CEO AMERICOLD REALTY TRUST

February 24, 2019	February 25, 2019
Date	Date

Exhibit A

(Form 8-K)

Exhibit B

Andrea Darweesh has decided to end her relationship with Americold. Ms. Darweesh’s last day of employment with Americold was [the Effective Date].